Exhibit 99.1

Hemispherx Biopharma Announces Commencement of a New 45 Subject Clinical Trial Combining Ampligen and Merck’s Keytruda in the Treatment of Recurrent Ovarian Cancer

OCALA, Fla., February 11, 2019 — Hemispherx Biopharma, Inc. (NYSE American: HEB), an immuno-pharma company focused on unmet medical needs in immunology and oncology, announced today the start at the UPMC Hillman Cancer Center in Pittsburgh, PA of a new clinical study supported by Merck that will combine the company’s Ampligen with Merck’s Keytruda for the treatment of recurrent, platinum-sensitive, ovarian cancer. The study will enroll up to 45 participants and be conducted at UPMC, which is sponsoring the study, by Robert Edwards, MD, director of the Ovarian Cancer Program at UPMC Magee Womens Hospital. The overall funding and support for the clinical trial and the supply of Keytruda is based upon a collaboration between Merck and UPMC. Hemispherx is not funding the clinical trial and its collaboration obligation relates to supplying the Ampligen needed for the clinical trial. Over the past year, Hemispherx has produced 16,000 vials of Ampligen, including all of the supply of Ampligen needed for this clinical trial. Hemispherx shipped Ampligen for the clinical trial to UPMC on January 29, 2019 and the first subject was enrolled. The company believes the study will be an important and more extensive test of Ampligen as an immune system primer that can convert “cold” tumors into “hot” tumors, thereby making the formerly “cold” tumors more responsive to Keytruda. https://clinicaltrials.gov/ct2/show/NCT03734692?term=rintatolimod&cond=Ovarian+Cancer&cntry=US&state=US%3APA&city=Pittsburgh&rank=1

This clinical trial will study how well Ampligen-based combination therapy works when given with Cisplatin and Keytruda in treating participants with recurrent ovarian cancer compared to historical controls. Drugs used in this combination therapy work by either direct antitumor activity, or by unleashing or enhancing the cancer immune responses that already exist. So called “checkpoint inhibitors” such as Merck’s Keytruda interfere with the ability of tumor cells to grow and spread when present in a “hot” tumor microenvironment. The clinical trial tests whether the combination therapy will work better than Keytruda alone in treating participants with ovarian cancer. Studies from UPMC and the Roswell Park Comprehensive Cancer Center, in human tumor explants, have demonstrated that Ampligen is a TLR3 restricted and targeted immune modulator that can facilitate the transformation of some “cold” tumor microenvironments into “hot” tumor microenvironments (Cancer Res. 2018 Aug 1;78(15):4292-4302).

“At Hemispherx we are determined to pursue a comprehensive R&D program focused on improved immune therapies for lethal malignancies such as recurrent ovarian cancer. We at Hemispherx are deeply grateful for the attention and support we are getting from Merck and the world-class ovarian cancer team at UPMC in this important major clinical trial,” said Hemispherx CEO Thomas K. Equels. “We believe this clinical study at UPMC is an important step in Hemispherx’ overall clinical plan in immuno-oncology and just one of the major milestones we have recently announced. We believe that the clinical trials that are now underway are very important to our company. We have seen a clear synergistic effect in our animal laboratory studies in several different solid tumors. Data from human tumor explants indicate this phenomenon may extend to humans. In addition to the already existing large IV safety profile, we have established that Ampligen is generally well tolerated intraperitoneally. To the extent this follows through in vivo with humans in these clinical trials, we believe the expected synergy with the checkpoint inhibitors in humans has the potential to position Ampligen as a medical translational breakthrough in immuno-oncology. We believe the Ampligen clinical data are important first and foremost to those in need of such enhanced immuno-therapeutic response in recurrent cancers as well as a long-term driver for stockholder value. “

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. Among other things, no assurance can be given as to whether the trial at UPMC or other ongoing or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the sponsoring Universities or Cancer Centers. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Hemispherx Biopharma, Inc.

Phone: 800-778-4042

Email: IR@hemispherx.net

Or

LHA Investor Relations

Miriam Weber Miller

Senior Vice President

Phone: +1-212-838-3777

Email: mmiller@lhai.com